Exhibit 10.2

Date: April 11, 2012

(1)	BNP PARIBAS COMMODITY FUTURES LIMITED

(2)	BNP PARIBAS S&P DYNAMIC ROLL GLOBAL COMMODITIES FUND, a single series under the BNP Paribas Exchange Traded Trust, a Delaware series trust, severally and not jointly with any other series

TERMS OF BUSINESS

(SEGREGATED ACCOUNTS)

BNP Paribas Commodity Futures Limited

10 Harewood Avenue London NW1 6AA – Tel: +44 (0)20 7595 4721 – Fax: +44 (0)20 7595 5100 / 5101

BNP Paribas Commodity Futures Limited is authorised and regulated by the Financial Services Authority

BNP Paribas Commodity Futures Limited, a wholly owned subsidiary of BNP Paribas S.A., is registered in England and Wales No. 2391477 – VAT Registration No. 417 7346 42

THIS AGREEMENT is dated April 11, 2012 and made between:

(1)	BNP PARIBAS COMMODITY FUTURES LIMITED, whose registered office and principal place of business is at 10 Harewood Avenue, London, NW1 6AA (“CFL”); and

(2)	BNP Paribas S&P Dynamic Roll Global Commodities Fund, a single series under the BNP Paribas Exchange Traded Trust, a Delaware series trust, severally and not jointly with any other series, of 787 Seventh Avenue, New York, NY 10019 (the “Client”).

WHEREAS:

(A)	CFL has agreed that it may from time to time provide to the Client the investment, trading and other services described in this Agreement.

(B)	CFL is authorised to provide those services and is regulated in the conduct of its designated investment business in the United Kingdom by the Financial Services Authority.

NOW THIS AGREEMENT WITNESSES as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Account” means each account (including but not limited to Account B411) opened or about to be opened by the Client with CFL (and includes any replacement, redesignation or successor account) and “Accounts” shall refer to all Accounts collectively;

“Applicable Regulation” means:

(a)	FSA Rules or any other rules of a relevant regulatory authority;

(b)	the rules of the relevant Exchange; and

(c)	all other applicable laws, rules and regulations as in force from time to time;

“Business Day” means a day which is not a Saturday or a Sunday which banks are open for general business in London and New York, and:

(a)	(in relation to any date for payment of a currency other than Euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment of Euro) any TARGET day;

“Conflict of Interest Policy” means CFL’s conflict of interest policy document as in effect from time to time;

“Credit Support Document” means a guarantee, security or similar document executed in favour of CFL in respect of the obligations of the Client under this Agreement;

“Credit Support Provider” means a person who executes a Credit Support Document in favour of CFL;

“Electronic Service” means a service provided by CFL, an Exchange or a third party, including an internet trading service offering clients access to information and trading facilities, via an internet service, a WAP service and/or an electronic Order Routing System;

“Event of Default” means each of the events and circumstances listed in 13.1 (Events of Default);

“Exchange” means, in relation to any Service rendered or Order executed pursuant to this Agreement, (i) any recognised investment exchange, (ii) any regulated market and (iii) any other organised market for trading, whether or not regulated as an exchange in any jurisdiction;

“Execution Policy” means CFL’s execution policy as in effect from time to time and which can be accessed at http://cib.bnpparibas.com/file?q=DOC&i=15830_DOC.pdf;

“Financial Instruments” means any financial instrument including swaps, futures, options, contracts for differences and spot or forward contracts of any kind in relation to any commodity, metal, currency, interest rate, index or any combination thereof (whether or not traded on an Exchange);

“FSA Rules” means the handbook of Rules and guidance issued by the Financial Services Authority, as amended from time to time;

“Give-Up” means an International Uniform Execution (Give-Up) Brokerage Agreement or equivalent document dealing with substantially the same commercial circumstances, entered into between the Client and CFL;

“Initial Margin” means:

(a)	an amount at least equal to any deposit which, at the time an Order is executed, CFL may be required to pay to the Exchange on which the relevant Financial Instrument is traded or the clearing house through which the relevant Financial Instrument is cleared in accordance with the rules and regulations of that Exchange or clearing house;

(b)	such further amounts as CFL may require from the Client by way of deposit or security in respect of a Financial Instrument; and

(c)	in no circumstance shall the sum of (a) and (b) above be greater than 150% of the amount CFL is required to pay to the Exchange.

“Order” means an order from the Client to CFL in respect of the purchase or proposed purchase of a Financial Instrument;

“Order Allocation Policy” means CFL’s order allocation policy document which forms part of the Execution Policy as in effect from time to time;

“Order Routing System” means any electronic trading platform through which CFL may execute any Order on behalf of the Client;

“Potential Event of Default” means any event which may become (with the passage of time, the giving of notice, the making of any determination or any combination thereof) an Event of Default;

“Services” means the services described in clause 2.1 (Nature of the Services);

“System” means all computer hardware and software, equipment, network facilities and other resources and facilities needed to enable the Client to use an Electronic Service;

“Variation Margin” means:

(a)	amounts equal to any variation margin which, while a Financial Instrument is outstanding, CFL may from time to time be required to pay to the Exchange on which the relevant Financial Instrument is traded or the clearing house through which the relevant Financial Instrument is cleared in accordance with the rules and regulations of that Exchange or clearing house in order to reflect changes in the value of that Financial Instrument on a mark-to-market basis;

(b)	such further amounts as CFL may from time to time require from the Client by way of deposit or security in respect of a Financial Instrument; and

(c)	in no circumstance shall the sum of (a) and (b) above be greater than 150% of the amount CFL is required to pay to the Exchange.

1.2	Interpretation

1.2.1	Clause headings are for convenience only and shall not affect the interpretation of this Agreement.

1.2.2	A person who is not a party to this Agreement is not entitled to enjoy the benefit of, or to enforce any of the terms of, this Agreement.

1.2.3	This Agreement shall be read together with any product- or market-specific schedule provided by CFL to the Client in connection with this Agreement.

2.	THE SERVICES

2.1	Nature of the Services

This Agreement sets out the basis on which CFL may from time to time and on terms agreed between the parties provide to the Client all or any of the following services:

a)	entering into, executing, arranging, carrying, clearing and settling transactions in Financial Instruments with or for the Client;

b)	the provision of investment advice which is incidental to the services described in (a) above and which is provided solely for the purpose of enabling the Client to make its own investment decisions; and

c)	such other services as may be agreed between CFL and the Client from time to time in writing.

2.2	CFL as Service Provider

In providing services to the Client under this Agreement:

(a) CFL will be party to any transaction as principal;

(b) CFL shall treat the Client as its sole client for the purposes of the FSA Rules;

(c) each determination, calculation, specification, designation and adjustment which is to be made by CFL under this Agreement shall be made by CFL promptly, in good faith and in a commercially reasonable manner having reasonable regard to all information available to it.

2.3	Status of the Client

The Client acknowledges that the Services will be provided by CFL on the basis that:

(a)	the Client is classified under the FSA Rules in relation to all Services as set out in the client classification letter sent to the client;

(b)	if the Client believes that it has not been classified correctly in relation to the Services or that it should no longer be classified as set out in the client classification letter in relation to the Services, then it will notify CFL immediately;

(c)	following receipt of any such notification, CFL may refuse any further instructions from the Client and may terminate this Agreement with immediate effect; and

(d)	the Client will observe the standard of behaviour reasonably expected of persons in its position and will not take any step which may cause CFL to fail to observe the standard of conduct reasonably expected of it.

2.4	Advice

The Client acknowledges that, where CFL provides advice of the kind contemplated by clause 2.1 (Nature of the Services):

(a)	the information CFL may provide to other clients may be different from advice given to the Client due to (i) individual analysis of fundamental and technical factors by different personnel, (ii) unforeseen changes to market conditions and factors influencing them and/or (iii) the operation of “Chinese Wall” arrangements within CFL which restrict the internal flow of information within CFL; and

(b)	such information may not be consistent with the proprietary investments of CFL itself or any of its affiliates, directors, employees or agents.

3.	OPERATION OF THE ACCOUNT(S)

3.1	Establishment of the Account(s)

The Client has opened or is about to open an Account or Accounts with CFL. All transactions effected pursuant to this Agreement will be attributed to an Account (as specified by the Client) and all payments, gains and losses shall be credited or debited accordingly.

3.2	Orders

Subject to the terms of this Agreement, the Client may from time to time place Orders with CFL.

3.3	Communication of Orders

Unless CFL notifies the Client otherwise, Orders may be placed by or on behalf of the Client in writing, by email or orally in accordance with the provisions of clause 20 (Notices).

3.4	General Provisions as to Orders

The following provisions shall apply to Orders received by CFL pursuant to this clause 3:

(a)	CFL may rely upon, and the Client shall be bound by and agrees to accept full responsibility for any Orders given or purported to be given by or on behalf of the Client (whether through an Electronic Service or otherwise) and CFL shall not be obliged to make any enquiry concerning the genuineness of any such Order, the identity or authority of the person giving it or any other matter;

(b)	notwithstanding (a) above, if CFL elects to make further enquiries with respect to a particular Order, it shall not be liable for any loss which the Client may suffer as a result of the resultant delay in executing, or the refusal to execute, the relevant Order;

(c)	CFL may place financial or other limits on the Orders which it is prepared to accept and or clear on behalf of the Client and may in any event refuse to accept or to execute any Order without giving any reason for that decision (and the Client shall be bound by any action taken by CFL pursuant to this sub-clause);

(d)	CFL may close out or otherwise liquidate any transaction in order to give effect to any limit imposed pursuant to sub-clause (c) above); and

(e)	the Client may only cancel an Order with the consent of CFL.

3.5	Execution of Orders

Subject always to the provisions of clause 4.1 (Execution) and to any contrary agreement between CFL and the Client in particular cases, CFL may execute Orders in any way CFL, in its discretion, considers appropriate, including:

(a)	by way of electronic trade matching or instruction entry systems;

(b)	crossing trade instructions with trade instructions of other customers, provided that such cross trades are in accordance with Applicable Regulation; and

(c)	through the use of such intermediate brokers (including affiliates of CFL) as CFL may select.

3.6	Debit Balances and Position Limits

The Client shall from time to time on demand by CFL:

(a)	pay to CFL an amount equal to any debit balance for the time being on any Account; and

(b)	limit the number of its open positions in such manner as CFL may determine (and, in order to secure compliance with any such requirement, CFL may in its reasonable discretion close out any one or more transactions on an Account or Accounts).

4.	EXECUTION; AGGREGATION; CONFIRMATIONS AND STATEMENTS

4.1	Execution

Except where the Client provides specific instructions to CFL as to the mode of execution of an Order, CFL is required to take all reasonable steps to obtain the best possible result for the Client when executing Orders, having regard to various factors which may affect that process. To that end, CFL executes Orders in accordance with the terms of the Execution Policy and the Client confirms its agreement to it.

4.2	Aggregation

CFL does not in the ordinary course of its business aggregate Orders and will not aggregate or permit aggregation of orders unless:

(a)	it is unlikely that the aggregation of transactions will work to the overall disadvantage of the Client (although the Client acknowledges that aggregation may work to its disadvantage in relation to particular Orders); and

(b)	the benefit of the aggregated orders is distributed in accordance with the Order Allocation Policy (and the Client acknowledges that it has received a copy of, and approves, that policy).

4.3	Confirmations and Statements

The following provisions shall apply to confirmations and statements:

(a)	CFL shall send to the Client confirmation of any transaction effected under this Agreement promptly following its execution;

(b)	a confirmation delivered pursuant to (a) above shall, in the absence of an obvious error, be binding on the Client unless either party notifies a discrepancy to the other party within one Business Day of its dispatch provided the parties have reconciled the positions at the end of such day, otherwise within one Business Day of actual delivery to and receipt by Client;

(c)	CFL shall send to the Client a statement of its Account(s) at monthly intervals; and

(d)	a statement delivered pursuant to (c) above shall, in the absence of an obvious error, be binding on the Client unless either party notifies a discrepancy to the other party within five Business Days of its despatch.

5.	EXERCISE OF OPTIONS; CLOSE OUT OF FUTURES

5.1	Options

The Client agrees and acknowledges that:

(a)	Exchanges have exercise cut-off times for the tender of exercise instructions in relation to options and that options will become worthless in the event that the Client does not deliver instructions by such exercise cut-off time;

(b)	CFL may establish exercise cut-off times which may be earlier than the exercise cut-off times established by the relevant Exchange; and

(c)	the Client shall have no claims against CFL for failure to exercise an option on the Client’s behalf in the event that it docs not provide to CFL (i) instructions to exercise such option and (ii) the funds which are necessary for that purpose, in each case by the earliest cut-off time established pursuant to (a) or (b) above.

5.2	Futures

The Client agrees and acknowledges that:

(a)	CFL may establish and notify to the Client cut-off times for receipt of instructions to close out open futures positions maturing in a current month;

(b)	in respect of positions which the Client does not intend to close out prior to maturity, it will provide CFL with sufficient funds and/or documents as CFL may require by such time or times as it may notify to the Client for that purpose; and

(c)	if such instructions, funds or documents are not received by CFL in time, then CFL may, without notice to the Client, either (i) close out any open positions or (ii) receive delivery on the Client’s behalf upon such terms and by such methods as CFL may deem reasonable in the circumstances.

6.	ELECRONIC TRADING TERMS

6.1	Application

This clause 6 applies to the Client’s use of any Electronic Services. Any transaction entered into by the Client using an Electronic Service shall be a Financial Instrument and shall be governed by the terms of this Agreement. In the event of any conflict between any term of this clause 6 and a term of a Give-Up, the terms of this clause 6 shall prevail.

6.2	Access

Once the Client has gone through the security procedures associated with an Electronic Service provided by CFL, CFL may, but is not obliged to, give the Client access to such service, unless agreed otherwise. An Electronic Service shall be provided on the basis that the Client shall use such Electronic Service solely at its business premises, unless otherwise agreed with CFL, and for its own internal and commercial purposes only. CFL may change its security procedures at any time and will tell the Client of any new procedures that applies to the Client as soon as possible.

6.3	Restrictions on services provided

CFL may place restrictions on the number of Financial Instruments that the Client can enter into on any one day and also in terms of the total value of those Financial Instruments when using an Electronic Service. The Client acknowledges that some Exchanges place restrictions on the types of orders that can be directly transmitted to their electronic trading systems. The transmission of such orders to the Exchange is dependent upon the accurate and timely receipt of prices or quotes from the relevant Exchange or market data provider. The Client acknowledges that an Exchange may cancel such an order when upgrading its systems, trading screens may drop the record of such an order, and the Client enters such orders at its own risk.

6.4	Right of Access

In respect of any Exchange to which CFL allows the Client to submit orders or receive information or data using the Electronic Services, CFL may at any time or times, on reasonable notice (which, in certain circumstances, may be immediate) enter (or instruct its or the Exchange’s subcontractors to enter) the Client’s premises and inspect the Client’s System to ensure that it complies with the requirements notified by CFL to the Client from time to time and that the Client is using the Electronic Services in accordance with this Agreement and any requirements of Applicable Regulations.

6.5	Access requirements

CFL will not be responsible for providing the System to enable the Client to use an Electronic Service.

6.6	Virus detection

The Client will be responsible for the installation and proper use of any virus detection/scanning program CFL requires from time to time.

6.7	Use of information, data and software

In the event that the Client receives any data, information or software via an Electronic Service other than that which the Client is entitled to receive pursuant to this Agreement, the Client will immediately notify CFL and will not use, in any way whatsoever, such data, information or software.

6.8	Maintaining standards

When using an Electronic Service the Client must:

(a)	ensure that the Client’s System is maintained in good order and is suitable for use with such Electronic Service;

(b)	run such tests and provide such information to CFL as CFL shall reasonably consider necessary to establish that the Client’s System satisfies the requirements notified by CFL to the Client from time to time;

(c)	carry out virus checks on a regular basis;

(d)	inform CFL immediately of any unauthorised access to such Electronic Service or any unauthorised Financial Instrument or instruction which the Client knows of or suspects and, if within the Client’s control, cause such unauthorised use to cease; and

(e)	control access to such Electronic Service and put and keep systems in place to prevent unauthorised access.

6.9	System defects

If the Client becomes aware of a material defect, malfunction or virus in the System or in an Electronic Service, the Client will immediately notify CFL and, if required by the Exchange, the market operator, of such defect, malfunction or virus and cease all use of such Electronic Service until the Client has received permission from CFL to resume use.

6.10	Intellectual Property

All rights in patents, copyrights, design rights, trade marks and any other intellectual property rights (whether registered or unregistered) relating to the Electronic Services remains vested in CFL or its licensors. The Client will not copy, interfere with, tamper with, alter, amend or modify the Electronic Services or any part or parts thereof unless expressly permitted by CFL in writing; reverse compile or disassemble the Electronic Services; nor purport to do any of the same or permit any of the same to be done, except in so far as such acts are expressly permitted by law. Any copies of the Electronic Services made in accordance with law are subject to the terms and conditions of this Agreement. The Client shall ensure that all the licensors’ trademarks and copyright and restricted rights notices are reproduced on these copies. If CFL so requests, the Client shall as soon as reasonably practical, provide to CFL a statement of the number and whereabouts of copies of the Electronic Services.

6.11	Responsibility for Orders

The Client shall be responsible for and liable to CFL for any Financial Instrument entered into using an Electronic Service and shall ensure that an adequate audit trail exists so that it is clear which of its authorised individuals is responsible for each Financial Instrument executed using an Electronic Service. Except in the event of fraud or (subject to clause 16 (Force Majeure) default, neither CFL nor any of its directors, officers, employees or agents shall be liable for any direct, indirect or consequential losses or liabilities (whether in respect of taxation or otherwise) which the Client may suffer or incur as a result of the Client’s use of an Electronic Service.

6.12	Commissions

The Client agrees that all commissions, expenses and fees relating to any System or Electronic Service shall be payable in accordance with the terms of the fee schedule in place between CFL and the Client.

6.13	Liability and Indemnity

Without prejudice to any other terms of this Agreement, relating to the limitation of liability and provision of indemnities, the following clauses shall apply to the Electronic Services.

(a) System errors

CFL shall have no liability to the Client for damage which the Client may suffer as a result of transmission errors, technical faults, malfunctions, illegal intervention in network equipment, network overloads, malicious blocking of access by third parties, internet malfunctions, interruptions or other deficiencies on the part of internet service providers or if any Electronic Service is unavailable for any other reason whether temporarily or otherwise. The Client acknowledges that access to Electronic Services may be limited or unavailable due to such system errors, and that CFL reserves the right upon notice to suspend access to Electronic Services for this reason.

(b) Delays

Neither CFL nor any third party software provider accepts any liability in respect of any delays, inaccuracies, errors or omissions in any data provided to the Client in connection with an Electronic Service.

(c) Viruses from an Electronic Service

CFL shall have no liability to the Client (whether in contract or in tort, including negligence) in the event that any viruses, worms, software bombs or similar items are introduced into the Client’s System via an Electronic Service or any software provided by CFL to the Client in order to enable the Client to use such Electronic Service, provided that CFL has taken reasonable steps to prevent any such introduction.

(d) Viruses from the Client’s System

The Client will ensure that no computer viruses, worms, software bombs or similar items are introduced into CFL’s computer system or network and will indemnify CFL on demand for any loss that CFL suffers arising as a result of any such introduction.

(e) Unauthorised use or breach of Applicable Regulation

CFL shall not be liable for any loss or cost whatsoever arising from any unauthorised use of the Electronic Service or breach by the Client or by any of its officers or employees or any third party of any Applicable Regulation in relation to the use of an Electronic Service. The Client shall on demand indemnify, protect and hold CFL harmless from and against all losses, judgments, suits, actions, proceedings, claims and costs resulting from or arising out of any act or omission by any person using an Electronic Service by using the Client’s designated passwords, whether or not the Client authorised such use. In the event that the Client becomes aware of any unauthorised use or breach of any Applicable Regulation by it or by any of its officers or employees or any third party, the Client will notify CFL immediately. The Client authorises CFL to take all such steps as CFL may in its reasonable discretion consider necessary or appropriate for CFL to take to end the unauthorised use or to comply with the Applicable Regulations.

(f) Exchanges

CFL shall not be liable for any action taken by or on the instruction of an Exchange, clearing house or regulatory body.

6.14	Suspension or permanent withdrawal with notice

CFL may suspend or permanently withdraw an Electronic Service, by giving the Client five Business Days’ written notice.

6.15	Immediate suspension or permanent withdrawal

CFL has the right, unilaterally and with immediate effect, to suspend or withdraw permanently the Client’s ability to use any Electronic Service, or any part thereof, without notice, where CFL considers it necessary or advisable to do so, for example due to the Client’s non-compliance with the Applicable Regulations, breach of any provisions of this Agreement, on the occurrence of an Event of Default, network problems, failure of power supply, for maintenance, or to protect the Client when there has been a breach of security. In addition, the use of an Electronic Service may be terminated automatically, upon the termination (for whatever reason) of (i) any licence granted to CFL which relates to the Electronic Service; or (ii) this Agreement. The use of an Electronic Service may be terminated immediately if an Electronic Service is withdrawn by any Exchange or CFL is required to withdraw the facility to comply with Applicable Regulations.

6.16	Effects of termination

In the event of a termination of the use of an Electronic Service for any reason, upon request by CFL, the Client shall, at CFL’s option, return to CFL or destroy all hardware, software and documentation CFL may have provided the Client with in connection with such Electronic Service and any copies thereof.

7.	CLEARING AND GIVE-UP ARRANGEMENTS

7.1	Application

This clause 7 applies, subject to the rules of any relevant Exchange, where CFL clears Financial Instruments for the Client, including in circumstances where there is a Give- Up between CFL, the Client and a third party executing broker and the reference number or mnemonic applicable to the Client is quoted by such executing broker when a Financial Instrument is submitted to CFL for clearing.

7.2	Acceptance and Clearing

Notwithstanding any provision contained in any relevant Give-Up, if CFL accepts a transaction for clearing, such transaction shall be binding and conclusive on the Client immediately on its acceptance for clearing by CFL whether or not the details of such transaction have previously been confirmed to CFL by the Client.

7.3	Discrepancies and Disputes

CFL shall not be liable for any losses, costs, expenses or damages arising from any discrepancy between (i) details of the transaction the Client has executed or the Client’s instructions to an executing broker under a Give-Up (as applicable) and (ii) details of transactions submitted to CFL for clearing by or on behalf of the Client. Any dispute relating to a transaction given up or attempted to be given up to CFL for clearing shall be determined under the applicable rules of the relevant Exchange, if any, or otherwise in accordance with this Agreement.

8.	MATCHING TRANSACTIONS AND OTHER MATTERS

8.1	Matching Transactions

The Client agrees that CFL shall only be obliged to make performance of any obligations to the Client under a transaction to the extent that CFL has received the benefit of performance of equivalent obligations owed to it by the relevant Exchange or clearing house which is its counterparty under the matched transaction corresponding to such transaction.

8.2	Physical Delivery

The Client acknowledges and agrees that:

(a)	in connection with any such matched transaction, CFL may be subject to certain obligations under the rules of an Exchange and/or a related clearing house in respect of physical delivery of underlying instruments or commodities;

(b)	the Client shall be responsible for the physical delivery of any underlying instrument or commodity in relation to any such obligation arising in connection with a transaction or any such matched transaction; and

(c)	the Client will provide CFL with any information it may require and take any action that CFL may deem necessary in order to allow it to comply with its obligations (including any related delivery obligations in respect of any such transaction).

8.3	Indemnity

Without prejudice to any other terms of this Agreement, the Client agrees to indemnify CFL in respect of any liability it may incur or to which it may be subjected as a result of or arising out of obligations assumed by it (including any related physical delivery obligations), or indemnities provided by it, in respect of any transaction pursuant to rules of any Exchange and/or a related clearing house, except for liabilities arising from CFL’s own negligence, (subject to clause 16 (Force Majeure) default, bad faith, misconduct or breach of this Agreement.

8.4	Non-registration/Rejection

Where a transaction submitted by CFL to a clearing house for registration is not registered, or is rejected, or is otherwise not accepted for clearing by the clearing house, then the matching transaction between the Client and CFL will also immediately terminate without any obligation or liability of either party (subject to any accrued obligations or liabilities at the date of termination) except where expressly agreed otherwise between the parties or expressly stated to the contrary pursuant to the rules of the relevant Exchange and/or clearing house.

9.	CHARGES

9.1	Agreed and Other Charges

The Client agrees to pay to CFL:

(a)	such charges as may be agreed from time to time;

(b)	any other charges or amounts incurred in connection with the provision of the Services, including (i) any amounts incurred in connection with the clearing and/or settlement of transactions (ii) any amounts relating to storage and delivery of physical products and (iii) the fees of any Exchange, clearing house or regulatory body; and

(c)	value added or other taxes payable in respect of any of the foregoing.

9.2	Deduction

Any amounts due to CFL under this Agreement or in respect of any transaction shall be debited to the relevant Account(s).

10.	CONFLICTS OF INTEREST; CLIENT MONEY

10.1	Conflicts of Interest

The Client acknowledges that it has received a summary of CFL’s approach to managing conflicts of interest which may potentially arise during the normal course of business and that CFL is committed to managing such conflicts, should they arise, to prevent their abuse and to protect its clients. Further information has been provided to the Client under Appendix 3 to the Markets in Financial Instruments Directive notification sent to the Client as part of the client on-boarding process.

10.2	Client Money

10.2.1	The Client acknowledges and agrees that:

(a)	in order to execute Orders, CFL is required to carry on business and to enter into commitments in its own name acting as principal, on behalf of the Client, and this is required by the very nature of the business;

(b)	CFL complies with the client money and client assets rules as set out in the FSA’s Client Assets Sourcebook and that payments made by the Client and held by CFL on account and payments received by CFL from an Exchange, its related clearing house or relevant clearing broker, in each case in relation to a Financial Instrument in an Account, as well as any Financial Instrument held in an Account, will be held in a segregated client pool and CFL at all times shall comply with all FSA client segregation rules and requirements;

(c)	payments made by the Client in respect of Initial Margin and Variation Margin will generally be paid to the Exchange, its related clearing house or relevant clearing broker, on which a Financial Instrument has been effected and the Client consents to such payments to the Exchange, its related clearing house or relevant clearing broker, being made by CFL out of the relevant Account;

(d)	fees due to CFL in relation to an Account will generally be paid to CFL out of the relevant Account and the Client consents to such payment out of the relevant Account to CFL;

(e)	all client money held by CFL in the segregated client pool will be placed in a general client bank account with an authorised institution nominated by CFL;

(f)	the general client bank account containing client money will be separate from all other bank accounts containing CFL’s own money and Financial Instruments held in an Account will be separate from all accounts containing CFL’s own Financial Instruments;

(g)	the client money held by CFL in the general bank account will be held by CFL as trustee on behalf of the Client.

10.2.2	The Client further acknowledges and agrees that:

(a)

upon written notice from CFL to Client that specifies any clearing house which does not offer the facility to segregate collateral and other monies held on behalf of CFL from monies held on behalf of CFL’s clients, the Client hereby agrees that any Order accepted by CFL in respect of a transaction cleared through such a clearing house will be effected by CFL entering into a direct commitment as principal with the relevant clearing house and, by way of exception to the segregation arrangements described in Clause 10.2.1 above, the Client agrees that full title and ownership of any amounts necessary to meet any margin call in respect of any such transaction shall be transferred to CFL by the movement of such monies into CFL’s own account. The Client agrees and acknowledges that, once the monies move into CFL’s own account, they shall cease to be treated as “client money” for the purposes of the FSA’s Client Assets Sourcebook; and

(b)	where CFL arranges for the segregation of money held on behalf of the Client (and/or any other clients, in the case of client monies pooled in an omnibus cash account) with a third party bank, exchange, clearing house or broker (each, a “Third Party”), it shall do so in accordance with the FSA’s client money rules and existing CFL policies which correspond to the credit practices of BNP Paribas. CFL will hold the claim against the relevant Third Party for the return of the funds on trust in accordance with the trust terms set out in the FSA’s client money rules, these rules being intended by the FSA to provide a structure which protects a client’s money in the event of the insolvency of its broker/clearer. The intention of such a trust is to ensure that the relevant funds remain segregated from CFL’s own assets in the event of the insolvency of CFL. The Client agrees and acknowledges, however, that CFL does not guarantee the return of any monies held by any Third Party and that the Client bears the risk of the insolvency of any Third Party which whom its funds arc placed or which otherwise receive funds on the Client’s behalf.

11.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

11.1	Representations and Warranties

The Client represents and warrants to CFL that on the date of this Agreement and as of the date of each transaction that:

(a)	this Agreement, each transaction and the obligations created under them are binding and enforceable against the Client in accordance with their terms and do not and will not violate the terms of any regulation, instruction, charge or agreement by which the Client is bound;

(b)	it is in material compliance with all laws and regulations to which it is subject, including, without limitation, tax laws and regulations, exchange control requirements and registration requirements;

(c)	no Event of Default or Potential Event of Default has occurred and is continuing;

(d)	it acts as principal and as sole beneficial owner in entering into this Agreement and each transaction;

(e)	any information which is provided to CFL in respect of the Client’s business, financial position, domicile or other matters is accurate and not misleading in any material respect;

(f)	there has been no material adverse change in the Client’s financial condition since the date on which any information referred to in sub-clause (e) above was presented to CFL;

(g)	it has selected BNP Paribas Quantitative Strategies, LLC as the managing owner of the Client (the “Managing Owner”). The Managing Owner will negotiate and execute transactions on behalf of the Client and the Client will be bound by those transactions as if they had been negotiated directly by CFL and the Client and CFL shall be entitled to rely upon any and all instructions or notices received from the Managing Owner with respect to this Agreement and the Account. Based on the foregoing representation CFL shall be under no obligation to determine whether the giving of any notice, instruction or entering into any transaction in connection with this Agreement is within the authority of the Managing Owner.

11.2	Undertakings

The Client undertakes and agrees with CFL that:

(a)	it will at all times obtain, maintain and comply with, all consents, licences and authorisations required by it in connection with this Agreement and any transaction;

(b)	it will promptly notify CFL of the occurrence of any Event of Default or Potential Event of Default;

(c)	it will comply with all laws, regulations and rules applicable to this Agreement and any transaction (whether effected through an Electronic Service or otherwise), and will (i) deliver evidence of such compliance to CFL on demand and (ii) allow CFL reasonable access to the Client’s premises, personnel and business reviews for the purpose of monitoring such compliance;

(d)	concurrent with this Agreement being entered into, each time such information changes and upon request by CFL, it will provide CFL with:

(i) a list of authorised signatories of the Client authorised to sign this Agreement and any other documentation relating to the Account(s), including details of Client’s signing policy to bind the client; and

(ii) standard payment instructions for any payments to be made under this Agreement and any other documentation relating to the Account(s), signed by two authorised signatories of the Client;

in each case on headed paper of the Client and duly authenticated in accordance with the Client’s standard procedures; and

(e)	it will provide to CFL on demand from time to time such information as it may reasonably require about the Client’s business and financial condition and that of any Credit Support Provider.

11.3	KYC Undertakings

The Client undertakes and agrees with CFL that:

(a)	it will provide to CFL on demand from time to time such documents and information as CFL may reasonably require in order to enable it to comply with any know your customer (“KYC”) or similar identification or verification procedures imposed by law or regulation in any relevant jurisdiction;

(b)	any KYC documents or information held by an affiliate of CFL or any member of the BNP Paribas Group may be released to CFL notwithstanding any laws or regulations as to confidentiality or secrecy (including, without limitation, those contained in article L511-33 of the Code Monetaire et Financier and Article 47 of the Swiss Federal Banking Law);

(c)	CFL may refuse instructions and/or terminate this Agreement if satisfactory evidence of identity is not provided to CFL within a reasonable time;

(d)	the Client will ensure that access to any Electronic Service will only be granted to properly trained individuals and that proper controls will be implemented to ensure that this remains the case; and

(e)	the Client will ensure that adequate audit trails exist so as to ensure that the individuals responsible for the placing of each Order (whether through an Electronic Service or otherwise) are readily identifiable.

12.	MARGIN; SECURITY; MARGIN FACILITY

12.1	Obligation to Provide Margin

The Client shall on demand from time to time in relation to any transaction provide to CFL such Initial Margin and Variation Margin in such form or currencies and in such amounts or values as CFL may notify to the Client provided, however, that demands for Margin received by client after 2pm NY Time may be satisfied by the close of the next Business Day.

12.2	Form and Application of Margin

The Client acknowledges and agrees that:

(a)	margin payments must be made in cash unless CFL agrees to an alternative arrangement; and

(b)	CFL may grant a security interest over any Initial Margin or Variation Margin originally provided by the Client, to cover CFL’s obligations with respect to the Client’s transactions to any intermediate broker, exchange or clearing house.

12.3	Security

Without prejudice to Clauses 10.2 and 12.2 above, the Client, with full title guarantee, charges to CFL all Initial Margin, Variation Margin and any other amounts or assets held by CFL pursuant to this Agreement or any transaction as a continuing security for the performance of the Client’s obligations (whether actual or contingent, present or future) to CFL under or pursuant to this Agreement or in respect of any transaction effected pursuant to it.

12.4	Further Assurance

The Client agrees to execute such documents and take such other action as CFL may reasonably request in order to create, protect or perfect the security interest intended to be created by clause 12.3 (Security).

13.	DEFAULT AND TERMINATION

13.1	Events of Default

The following events and circumstances shall each constitute an Event of Default:

(a)	the Client or any Credit Support Provider fails, either on the due date or within any applicable grace period, (i) to make any payment or (ii) to perform any other material obligation, including any material undertaking, imposed upon it pursuant to this Agreement or any Credit Support Document, provided in the case of this sub-paragraph (ii) that CFL makes a good faith effort to confer with a senior officer of the Client, and following such conference such failure is not cured within 2 hours;

(b)	any petition is presented (by the Client or any other person and whether on grounds of insolvency or otherwise) for or with a view to the liquidation, dissolution, winding up, administration, appointment of a custodian or trustee (or any equivalent officer) of or with respect to the Client, any Credit Support Provider or any of their respective assets (or any equivalent step is taken under the laws of jurisdiction;

(c)	the Client or any Credit Support Provider is unable to pay its debts as they fall due or is bankrupt or insolvent, as defined under any bankruptcy or insolvency law applicable to it;

(d)	any indebtedness in excess of USD 500,000 of the Client or any Credit Support Provider is not paid on the due date, or becomes capable at any time of being declared, due and payable under agreements or instruments evidencing such indebtedness before it would otherwise have been due and payable;

(e)	proceedings are commenced for any execution, attachment or garnishment, or distress against, or an encumbrancer takes possession of, the whole or any part of the property, undertaking or assets of the Client or any Credit Support Provider;

(f)	any representation or warranty made or given or deemed made or given by the Client under this Agreement or any Credit Support Provider proves to have been false or misleading in any material respect as at the time it was made or given or deemed made or given;

(g)	the net asset value of Client as of any day either (1) declines by 20% or more from the last business day of the immediately preceding month period or (2) declines by 35% or more from the last business day of the immediately preceding 12-months period (the NAV will be publicly available since on the NYSE Arca under the symbol “BNPC”);

(h)	BNP Paribas Quantitative Strategies, LLC ceases, or will within 60 days cease, to be the managing owner of the Client.

13.2	Termination on notice

Subject to clause 13.3 (Automatic Termination), at any time following the occurrence of an Event of Default, CFL may, by notice to the Client specify a date (the “Liquidation Date”) for the termination and liquidation of all outstanding transactions in accordance with the provisions of clause 13.4 (Calculation of Liquidation Amount).

13.3	Automatic termination

Unless the Parties have agreed otherwise, the date of the occurrence of any Event of Default under clause 13.1 (b) (a “Bankruptcy Default”) shall automatically constitute a Liquidation Date, without the need for any notice by either Party and the provisions of clause 13.4 (Calculation of Liquidation Amount) shall then apply.

13.4	Calculation of Liquidation Amount

Upon the occurrence of a Liquidation Date:

(a)	neither party shall be obliged to make any further payments or deliveries under any transactions which would, but for this clause, have fallen due for performance on or after the Liquidation Date and such obligations shall instead be satisfied in accordance with the ensuing provisions of this clause 13.4;

(b)	on or as soon as reasonably practicable after the Liquidation Date, CFL shall in a commercially reasonable and good faith manner determine in respect of each outstanding transaction its total cost, loss or, as the case may be, gain, in accordance with its normal practices and the rules of any exchange which may be applicable to those transactions;

(c)	in making the calculations contemplated by sub-clause (b) above, CFL may (i) take into account losses or gains according to it in respect of any hedge or related trading position and (ii) convert losses or gains into sterling or such other reference currency as it may deem appropriate for these purposes at such rate of exchange as it may reasonably select;

(d)	if, following the calculations made pursuant to sub-clause (b) above, CFL determines that it has suffered a net loss in respect of the relevant transactions, then the Client shall on demand pay that sum to CFL. If, however, CFL determines that it has made a net gain, then it shall promptly pay that amount to the Client.

13.5	Payments

Except as contemplated by clause 13.4 (Calculation of the Liquidation Amount), CFL shall not be obliged to make any payment or delivery scheduled to be made by it under a transaction for as long as an Event of Default or a Potential Event of Default has occurred and is continuing.

13.6	Closing out

Unless otherwise agreed in writing between the parties or the rules of any relevant Exchange provide otherwise, if CFL enters into any transaction with the Client in order to close out any existing transaction then the respective obligations under both such transactions shall automatically and immediately be terminated upon entering into the second transaction, except for any settlement payment due from one party to the other in respect of such close-out.

14	RIGHTS ON OCCURRENCE OF EVENT OF DEFAULT

14.1	Rights of CFL

In addition and without prejudice to any rights or powers CFL may have under Clause 13 (Default and Termination) of this Agreement or any other agreement, on the occurrence of any Event of Default that is continuing or at any time the Client is in breach of any material term of this Agreement, CFL may, after a good faith effort to confer with a senior officer of the Client:

(a)	(without any requirement to observe the provisions of Sections 93 of 103 of the Law or Property Act 1925) sell or charge, in any way CFL may in its reasonable discretion select, any or all of the Client’s assets and property in the possession or control of CFL or any of its affiliates (including those assets charged to CFL pursuant to clause 12.3 (Security)) and apply the proceeds in meeting the costs of such action and in or towards the satisfaction of the Client’s obligations in such order and manner as CFL may decide;

(b)	buy any investment or other property of which any Account may be short;

(c)	take any action it sees fit in order to close-out any Account, in whole or in part, or in order to close-out any commitments made on the Client’s behalf; and

(d)	enter into any foreign exchange transaction, at such rates and times as CFL may conclusively determine, as is appropriate in order to meet obligations incurred by CFL on behalf of the Client.

14.2	Authority and Indemnity

The Client:

(a)	authorises CFL to take any or all of the steps contemplated by clause 14.1 (Rights of CFL) without notice to the Client;

(b)	agrees that the Client shall remain liable for any deficiency following such action; and

(c)	agrees to indemnify and hold CFL harmless in relation to all reasonable costs and expenses (including reasonable legal fees) which it may incur in taking any such steps or in recovering any deficit.

14.3	Net Basis

Unless otherwise agreed between the parties, all amounts which are payable under this Agreement or in respect of any transaction will be settled on a net basis.

15.	LIABILITY; INDEMNITY, LIMITATIONS OF LIABILITY OF THE CLIENT AND SHAREHOLDERS

15.1	Exoneration

Except in the event of fraud, negligence, bad faith or (subject to clause 16 (Force Majeure) default, neither CFL nor any of its directors, officers, employees or agents shall be liable for any direct, indirect or consequential losses or liabilities (whether in respect of taxation or otherwise) which the Client may suffer or incur as a result of:

(a)	any action taken or omitted by the Client in reliance on or as a result of any information, advice or recommendation given to the Client by CFL in the course of providing the Services;

(b)	any action taken or omitted by CFL in respect of any transactions or the Services in accordance with the terms of this Agreement; or

(c)	any change in market prices or conditions or any other matter which affects or may affect any Order or transaction.

15.2	Indemnity

The Client shall pay to CFL such sums as it may from time to time require to cover, on a full indemnity basis, losses, liabilities, costs or expenses (including reasonable legal fees), taxes (other than taxes on income), imposts and levies which, in each case CFL may incur or be subjected to in performance of its obligations under this Agreement:

(a)	the Account(s) or any transaction or any matching transaction on an Exchange or with an intermediate broker or any documentation relating to the Account(s);

(b)	any misrepresentation by the Client or any violation by it of its obligations under this Agreement, any transaction or any regulations applicable thereto; and

(c)	the enforcement of CFL’s rights arising under or in any way connected with this Agreement or any transaction.

15.3	Limitations of Liability of the Client and Shareholders

(a)	Notwithstanding anything to the contrary provided herein, CFL agrees that the liabilities of the Client shall be limited such that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing and relating to this Agreement with respect to the Client shall be enforceable against the assets of the Client only, and not against the assets of any other series under the BNP Paribas Exchange Traded Trust.

(b)	It is expressly acknowledged and agreed that the obligations of each Client hereunder shall not be binding upon any shareholder, officer, employee or agent of such Client, personally. This Agreement has been duly executed by the Client and such execution shall not be deemed to have been made by any shareholder, officer, employee or agent of such Client individually or to impose any liability on any of them personally.

16.	FORCE MAJEURE

CFL shall not be liable to the Client for any partial or non-performance of CFL’s obligations under this Agreement by reason of any cause beyond its reasonable control, including without limitation:

(a)	any breakdown, malfunction or failure of transmission, communication or computer facilities;

(b)	volatile market conditions;

(c)	acts and regulations of any governmental, state or supra national bodies or authorities;

(d)	the default or failure of any relevant intermediate broker, agent, principal, custodian, sub-custodian, dealer, exchange, clearing house or regulatory or self- regulatory organisation;

(e)	any act of God, fire, war, civil commotion, terrorism, interruptions of power supplies or labour disputes of whatever nature.

17.	TERMINATION

17.1	Termination Rights

This Agreement may be terminated upon at least 30 days prior notice to that effect given by CFL or the Client to the other party.

17.2	Effect of Termination

Upon termination of this Agreement, all outstanding transactions, to the extent that CFL deems it practical given the nature of a transaction and the prevailing market conditions, will be terminated and liquidated in accordance with clause 13.4 (Calculation of Liquidation Amount) and all amounts payable by the Client to CFL under this Agreement will become immediately due and payable, including (without limitation):

(a)	all outstanding fees, charges and commissions;

(b)	all expenses incurred upon or as a consequence of the termination of this Agreement; and

(c)	any losses or expenses incurred or realised by CFL in closing out any transactions or settling or concluding any outstanding obligations incurred by it on behalf of the Client.

17.3	Outstanding Rights and Obligations

Termination of this Agreement shall not affect any outstanding rights and obligations of either party under this Agreement and, where applicable, any transaction which CFL is unable to terminate and liquidate in accordance with clause 17.2 (Effect of Termination), which shall continue to be governed by the terms of this Agreement until all obligations have been fully performed.

18.	APPLICABLE REGULATIONS AND EXCHANGES

18.1	Regulations and Exchange Requirements

The Client acknowledges and agrees that:

(a)	any transaction effected pursuant to this Agreement shall be subject to Applicable Regulation; and

(b)	CFL may take such action as it may deem appropriate for the purpose of complying with Applicable Regulation and shall not incur any liability to the Client for the consequences of any such action.

18.2	Action by an Exchange

If an Exchange (or intermediate broker or agent, acting at the direction of, or as a result of action taken by, an Exchange) or clearing house takes any action which affects a transaction, then CFL may take any action which it, in its reasonable discretion, considers desirable to correspond with such action or to mitigate any loss incurred by CFL as a result of such action or to protect its interests, including where necessary the cancellation of one or more transactions. Any such action shall be binding on the Client, and CFL shall have no liability for any losses, costs, expenses or damages incurred or suffered by the Client as a result of it.

19.	MISCELLANEOUS

19.1	Partial Invalidity

Each provision of this Agreement is severable and in the event of any provision becoming, illegal, invalid, unenforceable the remaining provisions shall continue to be binding on each party.

19.2	Interest

If the Client fails to pay to CFL any amount required to be paid under this Agreement when it is due, CFL reserves the right to charge interest (both before and after any judgment) on any such unpaid amount calculated at the rate as reasonably determined by CFL to be the cost of funding such overdue amount. Interest will accrue on a daily basis and will be due and payable on demand.

19.3	Withholding taxes

CFL may deduct or withhold all forms of tax (whether of the United Kingdom or elsewhere in the world whenever imposed) from any payment if obliged to do so under Applicable Regulation.

19.4	Complaints Procedure

CFL confirms that:

(a)	it has internal procedures for handling complaints fairly and promptly;

(b)	the Client may submit a complaint to CFL in writing; and

(c)	CFL will send to the Client a written acknowledgement of the complaint within five days of receipt enclosing details of CFL’s complaints procedure.

20.	NOTICES

20.1	Notices in Writing

Where this Agreement requires that any notice or communication to be given or made under this Agreement shall be made or given in writing, it may be given:

(a)	by letter, fax or email; and

(b)	in the case of a notice by CFL to the Client, by posting on any secure website maintained by CFL and to which the Client has access.

20.2	Contact details

Any such notice or communication to be given or made by letter, fax or email must be given or made to the relevant party in accordance with that party’s notice details set out on the execution pages of this Agreement or to such substitute address, fax or email as the intended recipient may have notified to the sender.

20.3	Service of Notices

Any notice or communications shall be deemed to have been served:

(a)	if delivered by hand, at the time of delivery;

(b)	if sent by fax, at the time of the successful fax transmission report;

(c)	if sent by email, at the time of despatch (provided that delivery is not subsequently rejected); and

(d)	if posted on a secure website, at the time when it is first available to be viewed on that site.

20.4	Orders

Notwithstanding the other provisions of this clause 20:

(a)	orders may be made orally (whether by telephone or otherwise); and

(b)	any Order placed by telephone may be recorded by CFL without warning the Client.

21.	MISCELLANEOUS

21.1	Variations in Writing

No variation of this Agreement shall be effective unless made in writing and signed by each of the parties.

21.2	Remedies Cumulative

Any rights, powers and remedies provided by any term of this Agreement are cumulative and not exclusive of any other rights, powers and remedies provided by the other terms of this Agreement or by law.

21.3	No partnership

Nothing in this Agreement shall constitute a partnership or create a relationship of principal or agent or any other fiduciary relationship between the parties.

21.4	No waiver

The failure to exercise, or any delay in exercising, a right, power or remedy provided by this Agreement or by law shall not constitute a waiver of that right, power or remedy. If a party waives a breach of any provision of this Agreement that shall not operate as a waiver of any subsequent breach of that provision, or as a waiver of any breach of any other provision.

21.5	Counterparts

This Agreement may be executed by the parties in any number of counterparts and shall together constitute one and the same instrument.

21.6	Successors

This Agreement shall be binding upon the parties and their respective successors.

22.	LAW AND JURISDICTION

22.1	Governing Law

This Agreement is governed by English law.

22.2	English Courts

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

22.3	Convenient Forum

The parties agree that the courts of England are the most appropriate and convenient courts to settle disputes and no party will argue to the contrary.

22.4	Other Jurisdictions

This clause 22 is for the benefit of CFL only. As a result, CFL shall not be prevented from taking proceedings relating to a dispute in any other court with jurisdiction. To the extent allowed by law, CFL may take concurrent proceedings in any number of jurisdictions.

Executed for and on behalf of	/s/ Bertrand Meyer

BNP PARIBAS COMMODITY	Bertrand Meyer – Managing Director

FUTURES LIMITED

/s/ Ian Verrill

Ian Verrill - Director

Address:	10 Harewood Avenue

London

NW1 6AA

Fax No:	+44 207 595 5100/5101

Tel No:	+44 207 595 6000

Attention:	Timothy J. Knight

Email:	tim.knight@bnpparibas.com

with copies to	commodity.futures@bnpparibas.com

Executed for and on behalf of

BNP PARIBAS S&P DYNAMIC ROLL GLOBAL COMMODITIES FUND, a single series under the BNP Paribas Exchange Traded Trust, a Delaware series trust, severally and not jointly with any other series

/s/ M. Andrews Yeo
M. Andrews Yeo - Chief Executive Officer,

BNP Paribas Quantitative Strategies, LLC, the managing owner of BNP Paribas S&P Dynamic Roll Global Commodities Fund, a single series under the BNP Paribas Exchange Traded Trust.

Date of Signature(s):	11APR12

Address:	787 Seventh Avenue, New York, NY 10019

Fax No:	610-491-1838

Tel No:	212-841-2000 (direct 917-472-4991)

Attention:	M. Andrews Yeo

Email:	andy.yeo@us.bnpparibas.com

with copies to	Joseph A. Inzerillo, Esq.

c/o BNP Paribas Quantitative Strategies, LLC

787 Seventh Avenue, New York, NY 10019